                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Texas Utilities Company
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            Texas Utilities Company
- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                            TEXAS UTILITIES COMPANY

                                  Energy Plaza
                               1601 Bryan Street
                              Dallas, Texas 75201

                              ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              ------------------

                                                                   April 3, 1995

To the Shareholders of  Texas Utilities Company:

  The annual meeting of shareholders of Texas Utilities Company will be held in the Grand Ballroom of the Harvey Hotel/Downtown, Live Oak and Olive Streets, Dallas, Texas on Friday, May 19, 1995 at 9:30 a.m. for the following purposes:

  1. To elect a Board of Directors for the ensuing year;

  2. To approve an Annual Incentive Plan; and

  3. To approve the selection of auditors for the year 1995.

  The Board of Directors has fixed the close of business on March 20, 1995 as the time as of which shareholders entitled to notice of, and to vote at, the meeting and any adjournments shall be determined.

  WHETHER OR NOT YOU WILL BE ABLE TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY PROMPTLY. NO POSTAGE NEED BE AFFIXED TO THE REPLY ENVELOPE WHICH IS ENCLOSED HEREWITH FOR YOUR CONVENIENCE IF IT IS MAILED IN THE UNITED STATES.

                                               Peter B. Tinkham
                                               Secretary

                            TEXAS UTILITIES COMPANY

                                  Energy Plaza
                               1601 Bryan Street
                              Dallas, Texas 75201

                              ------------------

                                PROXY STATEMENT

                              ------------------
                                                                   April 3, 1995

  A proxy in the accompanying form is solicited by the Board of Directors of TEXAS UTILITIES COMPANY for use at the annual meeting of shareholders to be held in the Grand Ballroom of the Harvey Hotel/Downtown, Live Oak and Olive Streets, Dallas, Texas, on Friday, May 19, 1995, at 9:30 a.m. and any adjournments thereof for the purposes set forth in the accompanying notice.

  The close of business on March 20, 1995 has been fixed as the time as of which shareholders entitled to notice of, and to vote with respect to, this solicitation shall be determined. At such date there were outstanding and entitled to vote 225,841,037 shares of common stock. Except as indicated below, each share is entitled to one vote on all questions submitted to shareholders.

  Any shareholder may exercise the right of cumulative voting in the election of directors provided the shareholder gives written notice of such intention to the Secretary of the Company on or before the date preceding the election. When exercising this right the shareholder is entitled to one vote for each share held multiplied by the number of directors to be elected and he may cast all of his votes for a single nominee or spread his votes among the nominees in any manner desired.

  The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited by directors, officers and regular employees of the Company in person or by telephone. The Company has hired D. F. King & Co., Inc. to assist in the solicitation of proxies at an estimated cost of $7,500 plus disbursements. Shareholders may assist the Company in avoiding expenses in this connection by returning their proxies promptly.

  Any proxy delivered pursuant to this solicitation is revocable at the option of the person executing the same at any time prior to the exercise thereof. The shares represented by any proxy duly given as a result of this request will be voted in the discretion of the persons named in the proxy unless the shareholder specifies a choice by means of the ballot space on the proxy, in which case the shares will be voted accordingly.

  The Company has adopted a confidential voting policy. Accordingly, tabulation of proxies and votes cast at the meeting will be conducted by an independent agent and the votes of individual shareholders will be kept private and not disclosed to the Company, except in limited circumstances.

  The presence in person or by proxy of the holders of a majority of the shares of the common stock entitled to vote shall constitute a quorum entitled to transact business at the meeting. Directors are elected by plurality vote of the votes cast at the meeting; abstentions and broker non-votes will have no effect. The approval of the Annual Incentive Plan requires the affirmative vote of a majority of the shares represented at the meeting; abstentions and broker non-votes will be treated as negative votes. The approval of the selection of auditors also requires the affirmative vote of a majority of the shares represented at the meeting; abstentions and broker non-votes will be treated as negative votes.

  This Notice, Proxy Statement and form of proxy are being mailed or given to shareholders on or about April 3, 1995.

                  1996 ANNUAL MEETING SHAREHOLDERS' PROPOSALS

  All proposals from shareholders to be considered at the next annual meeting scheduled for May 17, 1996 must be received by the Secretary of the Company, Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411, not later than the close of business on December 4, 1995.

                             ELECTION OF DIRECTORS

  It is the intent of the Board of Directors that the persons named in the proxy will vote your shares in favor of the nominees for directors listed hereafter, unless authority is withheld. All of the nominees are at present members of the Board of Directors and have been nominated by the Nominating Committee. The persons named in the proxy may cumulate the votes represented thereby and in case any such nominee shall become unavailable, which the Board of Directors has no reason to anticipate, may vote for a substitute.

  The names of the nominees for the office of director for the ensuing year and information about them, as furnished by the nominees themselves, are set forth below:

                               SERVED AS
          NAME           AGE DIRECTOR SINCE   BUSINESS EXPERIENCE DURING PAST FIVE YEARS
          ----           --- --------------   ------------------------------------------
Jack W. Evans
 (1)(2)(3)(4)(5)(6).....  72      1986      Investments. Owner, Jack Evans Investments.
                                             Chairman, American Title Inc. Chairman of
                                             the Board, President and Chief Executive
                                             Officer of Cullum Companies, Inc. (food and
                                             drug chain) until October 10, 1990. Mayor,
                                             City of Dallas, 1981-1983. A Director of
                                             Brinker International, Morningstar Group and
                                             Randalls Companies, Inc.
J.S. Farrington
 (2)(5).................  60      1983      Chairman of the Board and Chief Executive of
                                             the Company since February 1987; prior
                                             thereto President of the Company since May
                                             1983. A Director of TU Electric.
Bayard H. Friedman
 (1)(3)(4)(6)...........  68      1991      Bayard H. Friedman, Inc., Investment Adviser,
                                             since December 1992. Prior thereto, Senior
                                             Chairman and Director, Team Bank (January
                                             1990-November 1992). A Director of Justin
                                             Industries.
William M. Griffin
 (1)(3)(4)(6)...........  68      1966      President, The WMG Company (investments).
                                             Executive Vice President (until August 1985)
                                             and Chairman of the Finance Committees
                                             (until March 1986) of The Hartford Fire
                                             Insurance Company and Subsidiaries. A
                                             Director of The Hartford Fire Insurance
                                             Company (until March 1991) and Shawmut
                                             National Corporation (until April 1992).
Kerney Laday
 (1)(3)(4)(6)...........  53      1993      Vice President, field operations, Southern
                                             Region, U. S. Customer Operations, Xerox
                                             Corporation (office equipment manufacturer)
                                             since January 1991; prior thereto Vice
                                             President and region general manager, Xerox,
                                             1986 to 1991. A Director of NationsBank
                                             Texas Corporation.
Margaret N. Maxey
 (1)(2)(3)(4)(6)........  68      1984      Director, Clint W. Murchison, Sr. Chair of
                                             Free Enterprise and Professor, Biomedical
                                             Engineering Program, College of Engineering,
                                             The University of Texas at Austin since
                                             1982; Assistant Director, Energy Research
                                             Institute, Columbia, South Carolina, 1980-
                                             82.

                               SERVED AS
          NAME           AGE DIRECTOR SINCE   BUSINESS EXPERIENCE DURING PAST FIVE YEARS
          ----           --- --------------   ------------------------------------------
James A. Middleton
 (1)(3)(4)(6)...........  59      1989      Retired. Executive Vice President (October
                                             1987-December 1994) and Senior Vice
                                             President (June 1981-October 1987) of
                                             Atlantic Richfield Company. President, ARCO
                                             Oil and Gas Company, January 1985-October
                                             1990. A Director of ARCO Chemical Company
                                             and Atlantic Richfield Company.
Erle Nye
 (2)(5).................  57      1987      President of the Company since February 1987;
                                             prior thereto Executive Vice President of
                                             the Company since 1980. Chairman of the
                                             Board and Chief Executive, and a Director of
                                             TU Electric.
Charles R. Perry
 (1)(2)(3)(4)(5)(6).....  65      1985      Oil and gas interests, private investments.
                                             Chairman of the Board Perry Management,
                                             Inc., Avion Flight Centre, Inc., Rivercourse
                                             Development, Inc. and Perry Gas Companies,
                                             Inc.
Herbert H. Richardson
 (1)(3)(4)(5)(6)........  64      1992      Associate Vice Chancellor for Engineering and
                                             Director, Texas Transportation Institute,
                                             The Texas A&M University System; Associate
                                             Dean of Engineering, Regents Professor and
                                             Distinguished Professor of Engineering,
                                             Texas A&M University; Chancellor, The Texas
                                             A&M University System, 1991-1993 and Deputy
                                             Chancellor for Engineering, The Texas A&M
                                             University System, 1986-1991.

- ---------
(1)Member of Audit Committee.
(2)Member of Executive Committee.
(3)Member of Finance Committee.
(4)Member of Nominating Committee.
(5)Member of Nuclear Committee.
(6)Member of Organization and Compensation Committee.

  During 1994 the Board of Directors held five meetings. The standing committees of the Board of Directors and the membership of each committee are shown on the preceding pages. During 1994 all of the Directors attended 75% or more of the aggregate of the Board of Directors meetings and the meetings of the Committees on which they serve.

  The Audit Committee nominates to the Board, for approval by the shareholders at each annual meeting, a firm of independent certified public accountants to audit the books of account and records of the Company and to perform such other duties as this Committee may prescribe or approve, receives the reports and comments from such independent accountants, reviews the adequacy of internal controls, reviews the accounting principles employed in financial reporting and takes any action with respect thereto as it may deem appropriate, reports to the Board of Directors upon its findings and recommendations and performs such other duties as may be assigned to it from time to time by the Board; the Audit Committee held two meetings during 1994. The Executive Committee exercises the authority of the Board in the interval between meetings of the Board; the Executive Committee did not meet during 1994. The Finance Committee reviews and recommends to the Board, for its consideration, major financial undertakings and policies and performs such other duties as may be assigned to it from time to time by the Board; the Finance Committee held three meetings during 1994. The Nominating Committee selects and recommends to the Board, for its consideration, persons as nominees for election as directors of the Company and performs such other duties as may be assigned to it from time to time by the Board; the Nominating Committee held one meeting in 1994. Shareholders may recommend nominees for directors to the Nominating Committee by writing to the Secretary of the Company, Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411. The Nuclear Committee reviews, generally oversees, and makes reports and recommendations to the Board in connection with, the construction and operation of the Company's nuclear generating units; the Nuclear Committee held four meetings during 1994. The Organization and Compensation Committee reviews and establishes the duties, titles and remuneration of officers of the Company; this Committee held three meetings in 1994.

  Non-officer directors were compensated in 1994 by a retainer fee at the annual rate of $25,000 plus $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. Additionally, non-officer directors who are members of the Nuclear Committee receive an annual retainer fee of $10,000 for their services on that Committee. Directors who are officers of the Company do not receive fees. All directors are reimbursed for expenses.

  Nancy F. King and Sheree Anne Meyer, as custodian for Adam Joseph Davenport, allegedly as shareholders of the Company, filed suits in May 1990 and November 1991, respectively, which have now been consolidated in the United States District Court for the

Northern District of Texas, derivatively on behalf of the Company and the Company's subsidiary, Texas Utilities Electric Company (TU Electric), against the Company and TU Electric as nominal defendants and, as amended, against Jack
W. Evans, J. S. Farrington, William M. Griffin, Margaret N. Maxey, James A. Middleton, Erle Nye and Charles R. Perry, Directors of the Company, James K. Dobey, William H. Seay, James H. Zumberge, Burl B. Hulsey, Jr., Perry G. Brittain and Charles N. Prothro, former directors of the Company, S. S. Swiger, a former officer of the Company, and T. L. Baker, an officer of TU Electric. The plaintiffs allege mismanagement involving gross negligence, willful misconduct, breaches of fiduciary duty and waste of corporate assets on the part of the defendants, primarily relating to the Comanche Peak nuclear generating station owned by TU Electric, which is claimed to have resulted in damages in an amount not less than $1.381 billion. In January 1993, the Court entered an order which stays the consolidated suit until thirty days after the disposition of all appeals from the final order of the Public Utility Commission of Texas in the TU Electric rate case in which an order was entered in September 1991.

  The Company has received a letter from another person, allegedly as a shareholder of the Company, demanding that the Company bring suit against certain present and former directors based on claims similar to those alleged in the law suit described in the preceding paragraph and a committee of the Board has been established to make a determination in this regard. The Plaintiffs, this claimant, the Company and the individual defendants have entered into a settlement agreement with respect to the consolidated suit and the demand. The settlement is conditioned upon approval by the Court. The committee, following an extensive evaluation, has approved the settlement. In February, 1995, the Court approved the settlement on a preliminary basis and ordered the Company to notify its shareholders of the settlement and their opportunity to object to it. A final hearing on the settlement has been scheduled for May 8, 1995.

              BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY

  Each nominee for director and certain executive officers reported beneficial ownership of common stock of the Company as of the date hereof, as follows:

                                                                    NUMBER OF
                                                                    SHARES OF
              NAME                                                 COMMON STOCK
              ----                                                 ------------
      Jack W. Evans...............................................     3,000
      J. S. Farrington............................................    17,347
      Bayard H. Friedman..........................................     2,416(1)
      William M. Griffin..........................................    10,000
      Kerney Laday................................................       500
      Margaret N. Maxey...........................................     4,049
      James A. Middleton..........................................     3,000
      Erle Nye....................................................    17,376
      Charles R. Perry............................................     1,000
      Herbert H. Richardson.......................................     1,000
      Michael D. Spence...........................................     6,668
      W. M. Taylor................................................     7,067
      H. Jarrell Gibbs............................................     5,249
      All Directors and Executive Officers
       as a group (13)............................................    78,672

- ---------
(1) In addition to the shares reported above, clients of Mr. Friedman's investment advisory firm own 4,200 shares of the common stock of the Company. Mr. Friedman disclaims any beneficial interest in such shares.

  The named individuals have voting and investment power for the shares of common stock reported. Ownership of such common stock constituted less than 1% of the outstanding shares for each individual director and executive officer and for all directors and executive officers as a group. As the result of an inadvertent oversight, H. Dan Farell, an officer of the Company, did not timely file an annual report with the SEC regarding automatic purchases of Common Stock of the Company made for him with Company matching contributions under the Thrift Plan.

  As of December 31, 1994, based on information contained in filings made by the following person with the Securities and Exchange Commission, the following person was known to be the beneficial owner of more than 5% of the Company's common stock:

                                               SHARES
        NAME AND ADDRESS OF                 BENEFICIALLY                         PERCENT
          BENEFICIAL OWNER                     OWNED                             OF CLASS
        -------------------                 ------------                         --------
      Mellon Bank Corporation
      One Mellon Bank Center
      Pittsburgh, Pennsylvania               13,038,658                            5.8%

  Mellon Bank, N.A. (Mellon), a wholly-owned subsidiary of Mellon Bank Corporation, as trustee under the Employees' Thrift Plan of the Texas Utilities Company System (Thrift Plan) was the record owner of 11,757,658 shares of the Company's common stock. Each employee participating in the Thrift Plan is entitled to instruct the Trustee how to vote all shares of common stock allocated to the employee's account. To the extent that this right is not exercised or shares are held by the Trustee which are not allocated to participant accounts, the Trustee may vote these shares in its discretion. Mellon Bank Corporation (including shares held by its subsidiaries) reported (excluding Thrift Plan shares) an aggregate of 1,281,000 other shares of common stock of the Company, including 18,000 shares with respect to which it shared voting power, 43,000 shares with respect to which it shared dispositive power, 1,249,000 shares with respect to which it has sole voting power and 1,238,000 shares with respect to which it has sole dispositive power.

                             EXECUTIVE COMPENSATION

  The Company and its subsidiaries have paid or awarded compensation during the last three calendar years to the following executive officers for services in all capacities:

                           SUMMARY COMPENSATION TABLE

                                ANNUAL COMPENSATION     LONG-TERM COMPENSATION(1)
                              ----------------------- -----------------------------
                                                             AWARDS         PAYOUTS
                                                      --------------------- -------
                                               OTHER                                  ALL
                                              ANNUAL             SECURITIES          OTHER
                                              COMPEN- RESTRICTED UNDERLYING  LTIP   COMPEN-
        NAME AND              SALARY   BONUS  SATION    STOCK     OPTIONS/  PAYOUTS SATION
   PRINCIPAL POSITION    YEAR   ($)     ($)     ($)   AWARDS ($)  SARS (#)    ($)   ($) (2)
   ------------------    ---- ------- ------- ------- ---------- ---------- ------- -------
J. S. Farrington........ 1994 804,167       0    --    273,500       --     15,810  85,817
 Chairman of the Board   1993 743,750 125,000    --    264,500       --     82,584  82,865
 and Chief Executive of  1992 700,000       0    --    251,000       --     67,021  78,239
 the Company
Erle Nye ............... 1994 618,750       0    --    217,000       --     11,858  67,275
 President of the        1993 554,167 100,000    --    203,500       --     61,938  63,907
 Company                 1992 525,000       0    --    194,500       --     50,266  60,739
Michael D. Spence....... 1994 292,000  10,000    --     77,560       --      4,743  34,600
 Executive Vice          1993 289,083  31,000    --     67,560       --     44,034  34,246
 President --            1992 285,000       0    --     66,300       --     33,223  22,800
 TU Services
W. M. Taylor............ 1994 249,333  40,000    --     97,880       --      2,371  30,333
 Executive Vice          1993 217,250  65,000    --     60,800       --     28,815  21,296
 President--TU Electric  1992 205,000       0    --     66,900       --     22,543  12,795
H. Jarrell Gibbs,....... 1994 245,167  40,000    --     97,880       --      2,371  29,017
 Vice President of the   1993 203,083  45,000    --     58,880       --     15,989  25,070
 Company                 1992 185,000       0    --     78,300       --      9,012  22,811

(1) Amounts reported as Long-Term Compensation are attributable to the named officers' participation in the Deferred and Incentive Compensation Plan of the Texas Utilities Company System (DICP). Under the DICP, officers of the Company and its subsidiaries with a title of Vice President or above may defer a percentage of their compensation not to exceed a maximum percentage determined by the Organization and Compensation Committee (Committee) for each Plan year and in any event not to exceed 15% of the participant's compensation. The Company makes a matching award equal to 150% of the deferred compensation. In addition, the Committee has provided incentive awards under the DICP. The DICP has provided that the sum of all incentive awards in any Plan year could not exceed 25% of the aggregate compensation of eligible employees. These matching and incentive awards are subject to forfeiture in certain circumstances. Under the DICP, a trustee purchases Company common stock with an amount of cash equal to the deferred compensation, matching award and incentive award and the Company establishes accounts for each participant containing performance units equal to such number of common shares. DICP investments, including reinvested dividends, are restricted to Company common stock. On the expiration of the applicable maturity period (three years for incentive awards, and five years for deferrals and matching awards) the value of the participants' accounts are paid in cash based upon the then current value of the units; provided, however, that in no event will a participant's account be deemed to have a cash value which is less than the sum of such participant's deferred amount together with a 6% per annum (compounded annually) interest equivalent thereon. The maturity requirement is waived if the participant dies or becomes totally and permanently disabled. Contingent upon approval by the shareholders of the Annual Incentive Plan
    (AIP) adopted by the Board of Directors (see "Approval of Annual Incentive Plan"), the DICP has been amended to substitute the deferred portion of awards made under the AIP for the incentive award feature, and will otherwise continue as presently in effect.

  Compensation deferred under the DICP is included in amounts reported as Salary in the Summary Compensation Table. Amounts shown in the table below represent the number of shares purchased under the DICP with such deferred salaries for 1994:

              LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                                                     PERFORMANCE
                                                                      OR OTHER
                                                                       PERIOD
                                                       NUMBER OF        UNTIL
                                                    SHARES, UNITS OR MATURATION
   NAME                                             OTHER RIGHTS (#)  OR PAYOUT
   ----                                             ---------------- -----------
   J. S. Farrington................................      3,094         5 Years
   Erle Nye........................................      2,438         5 Years
   Michael D. Spence...............................      1,095         5 Years
   W. M. Taylor....................................        997         5 Years
   H. Jarrell Gibbs................................        997         5 Years

  Incentive and matching awards that have been made under the DICP are included under Restricted Stock Awards in the Summary Compensation Table. As a result of these awards and undistributed awards made under the Plan in prior years, at December 31, 1994 the number and market value of performance units (each of which is equal to one share of common stock) held in the DICP accounts for Messrs. Farrington, Nye, Spence, Taylor and Gibbs were 26,930 ($861,762), 20,887 ($668,389), 8,139 ($260,479), 7,956
  ($254,618) and 8,035 ($257,152), respectively.

  Amounts reported as LTIP Payouts in the Summary Compensation Table represent payouts maturing during such years of earnings on salary deferred under the DICP in prior years.

(2) Amounts reported as All Other Compensation are attributable to the named officers' participation in certain plans described hereinafter in this footnote.

  Under the Employees' Thrift Plan of the Texas Utilities Company System all employees with at least six months of full time service with the Company or any of its subsidiaries may invest up to 16% of their regular salary or wages in common stock of the Company, or in a variety of selected mutual funds. The amounts reported under All Other Compensation in the Summary Compensation Table include contributions by employer-corporations to each participant's account of 40%, 50% or 60% of the employee's savings, up to 6% of the employee's regular salary or wages, depending upon length of service, which amount is invested in the common stock of the Company. During 1994, these employer contributions for Messrs. Farrington, Nye, Spence, Taylor and Gibbs amounted to $5,400, $5,400, $5,400, $5,400 and $4,500, respectively.

  The Company has a Salary Deferral Program (Program) under which each employee of the Company and its subsidiaries whose annual salary is $80,000 ($87,160 for the Program Year beginning April 1994) or more may elect to defer a percentage of annual salary for a period of seven years, a period ending with the retirement of such employee, or for a combination thereof. Such deferrals may not exceed in the aggregate 10% of such annual salary. Deferred salary is included in amounts reported under Salary in the Summary Compensation Table. The Company makes a matching award, subject to forfeiture under certain circumstances, equal to 100% of the deferred salary. A trustee will distribute at the end of the applicable maturity period cash equal to the greater of the actual earnings of Program assets, or the average interest rate during the applicable maturity period of U.S. Treasury Notes with a maturity of ten years. The distribution of the amounts due under the Program will be in a lump sum if the maturity period is seven years or, if the retirement option is elected, in twenty annual installments. The Company is financing the retirement portion of the Program through the purchase of corporate owned life insurance on the lives of the participants and the proceeds from such insurance are expected to allow the Company to fully recover the cost of the retirement option. During 1994, matching awards, which are included under All Other Compensation in the Summary Compensation Table, were made for Messrs. Farrington, Nye, Spence, Taylor and Gibbs in the amounts of $80,417, $61,875, $29,200, $24,933 and $24,517, respectively.

                               PENSION PLAN TABLE

                            YEARS OF SERVICE
- -------------------------------------------------------------------------------------
REMUNERATION        20             25             30             35             40
- ------------        --             --             --             --             --
$   50,000       $ 14,688       $ 18,360       $ 22,032       $ 25,704       $ 29,376
   100,000         29,688         37,110         44,532         51,954         59,376
   200,000         59,688         74,610         89,532        104,454        119,376
   400,000        119,688        149,610        179,532        209,454        239,376
   600,000        179,688        224,610        269,532        314,454        359,376
   800,000        239,688        299,610        359,532        419,454        479,376
 1,000,000        299,688        374,610        449,532        524,454        599,376

  The Company and its subsidiaries maintain retirement plans qualified under applicable provisions of the Internal Revenue Code of 1986 (Code). Annual retirement benefits are computed as follows: for each year of accredited service up to a total of 40 years of service, 1.3% of the first $7,800, plus 1.5% of the excess over $7,800 of average annual salary received by the participant during their three years of highest earnings. Retirement benefits are computed with respect to base salaries only and amounts reported under Salary for the named officers in the Summary Compensation Table herein approximate earnings as defined by the retirement plans. Such benefits are not subject to any reduction for Social Security payments. Benefits payable from a qualified retirement plan are limited by provisions of the Code and the Company maintains a Supplemental Retirement Plan which provides for the payment of retirement benefits calculated in accordance with the retirement plan formula which would otherwise be limited by the definition of compensation in the retirement plans. Subject to shareholder approval of the AIP the Supplemental Retirement Plan has been amended to include awards made under the AIP in earnings for purposes of such Plan and will otherwise continue as presently in effect. As of February 28, 1995, years of accredited service under the plans for Messrs. Farrington, Nye, Spence, Taylor and Gibbs were 35, 32, 28, 27 and 32, respectively. The table illustrates the total annual benefit payable at retirement under these retirement plans.

  The following information contained under the headings Organization and Compensation Committee Report on Executive Compensation and Performance Graph is not to be deemed to be (i) incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 or (ii) soliciting material or filed with the Securities and Exchange Commission (SEC) within the meaning of Item 402(a)(9) of SEC Regulation S-K.

                 ORGANIZATION AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

  The Organization and Compensation Committee of the Board of Directors is responsible for reviewing and establishing the compensation of the executive officers of the Company. The Committee consists of all of the nonemployee directors of the Company and is chaired by James A. Middleton. The Committee has directed the preparation of this report and has approved its contents and submission to the shareholders.

  As a matter of policy, the Committee believes that levels of executive compensation should be based upon an evaluation of the performance of the Company and its officers generally as well as in comparison to persons with comparable responsibilities in similar business enterprises. Compensation plans should align executive compensation with returns to shareholders with due consideration accorded to balancing both long-term and short-term objectives. Such compensation principles and practices have allowed, and should continue to allow, the Company to attract, retain and motivate its key executives.

  In furtherance of this policy, during the past year a nationally recognized compensation consultant was retained to conduct a comprehensive review of the compensation and benefits provided by the Company to its officers. The consultant's report included recommended revisions to the Company's compensation and benefits program principally so as to place a greater emphasis on performance-based incentive compensation and to provide, thereby, for an appropriate and competitive balance between base salaries, annual incentives and long-term incentives. As a result of this review, the Committee and the Board adopted, subject to shareholder approval, an Annual Incentive Plan (AIP). The AIP will provide an objective framework within which individual and Company performance will be evaluated by the Committee and, depending on the results of such performance evaluations, the Committee may provide annual incentive compensation awards to eligible officers. Such awards will replace the cash bonuses and the incentive award portion of the Deferred and Incentive Compensation Plan (DICP) which have been utilized in prior years. The Committee also determined that, as a matter of policy to be implemented over time, the base salaries of the officers will be established at the median, or 50th percentile, of the top 10 electric utilities and that opportunities for total direct compensation to reach the 75th percentile of such utilities will be provided through performance-based compensation plans. In exceptional circumstances, based upon individual and Company performance, total direct compensation may exceed such level.

  The compensation of the officers of the Company has previously consisted primarily of base salaries, the opportunity to participate in the DICP, which is described on page 9 of this proxy statement, and cash bonuses. Benefits provided under the DICP have represented a substantial portion of the officers' compensation. This pattern will change to some extent with the implementation of the AIP, if it is approved. The value of the future payment of benefits under the DICP, as well as the deferred portion of any award under the AIP, is directly related to the future performance of the Company's common stock. The named executive officers participate to the fullest extent permissible in the elective salary deferral feature of the DICP. The officers are also eligible to participate in the Salary Deferral Program and the Employees' Thrift Plan, both of which are described on pages 10 and 11 of this proxy statement. In addition, the officers participate in the retirement plans, the benefits payable under which are described on page 11 of this proxy statement. Except for benefits under these plans, the officers have not received any other form of direct or indirect compensation from the Company.

  In discharging its responsibilities with respect to establishing executive compensation, the Committee normally considers such matters at its May meeting held in conjunction with the Annual Meeting of Shareholders. Although Company management may be present during Committee discussions of officers' compensation, Committee decisions with respect to the compensation of the Chairman of the Board and Chief Executive and the President are reached in private session without the presence of any member of Company management. If the AIP is approved, the Committee expects to establish target levels of earnings per share that are prerequisites to awards under such Plan at its February meeting.

  In establishing levels of executive compensation at its May 1994 meeting, the Committee reviewed Company performance data and its officers' compensation compared to the performance of companies in similar businesses and the compensation levels of the management of such companies, including companies generally comparable in size represented in the Moody's 24 Utilities whose comparative investment return is depicted in the graph on page 15. Information was gathered from industry sources and other published and private materials which provided a basis for comparing the largest electric and gas utilities and other survey groups representing a large variety of business organizations. Included in the data considered was that, in 1993, TU Electric, the Company's principal subsidiary, was the second largest electric utility in the United States as measured by megawatt hour sales; and compared to other electric utilities in the United States, was third in electric revenues, fourth in total assets, first in net generating capability, sixth in number of customers and eleventh in number of employees. The Committee also reviewed a variety of industry financial and operating performance comparisons (including productivity indicators, service reliability indexes and measures of efficiency and service quality) throughout the year. These industry comparisons constituted an important component of the Committee's review of executive compensation. The Committee's decisions, however, were subjective because it had not at such time adopted or approved a specific formula or other criteria linking any target level or performance measure, or the aggregate of all measures, to the levels of executive compensation.

  At its meeting held in May 1994, the Committee established the Chief Executive's base salary at an annual rate of $825,000 representing a $50,000, or 6.5 percent, increase over the annual rate established in May 1993. Also, the Committee provided an incentive award under the DICP of $125,000, the same amount as provided in 1993. A cash bonus of $100,000 was provided to the Chief Executive in 1993; no cash bonus was awarded in 1994. This amount of compensation was based upon the Committee's subjective evaluation of the information described herein.

  Section 162(m) of the Code limits the deductibility of compensation which a publicly traded corporation provides to its most highly compensated officers. As a general policy, the Company does not intend to provide compensation which is not deductible for federal income tax purposes. Assuming shareholder approval is obtained, awards under the AIP in 1996 and subsequent years are expected to be fully deductible. Additionally, the DICP and the Salary Deferral Program have been amended to require the deferral of distributions of amounts earned in 1995 and subsequent years until the time when such amounts would be deductible. Awards provided under the AIP in 1995, if any, and distributions under the DICP and the Salary Deferral Program which were earned in plan years prior to 1995, may not be fully deductible but such amounts are not expected to be material.

  Shareholder comments to the Committee are welcomed and should be addressed to the Corporate Secretary of the Company at the Company's offices.

                    ORGANIZATION AND COMPENSATION COMMITTEE

     James A. Middleton, Chair                    Kerney Laday
     Jack W. Evans                                Margaret N. Maxey
     Bayard H. Friedman                           Charles R. Perry
     William M. Griffin                           Herbert H.
                                                  Richardson

                               PERFORMANCE GRAPH

  The following graph compares the performance of the Company's common stock to the S&P 500 Index and to the Moody's 24 Utilities for the last five years. The graph assumes the investment of $100 at December 31, 1989 and that all dividends were reinvested. The amount of the investment at the end of each year is shown in the graph and in the table which follows.

                            CUMULATIVE TOTAL RETURNS
                       FOR THE FIVE YEARS ENDED 12/31/94





                                               ---------------------------------
                                                   1989 1990 1991 1992 1993 1994
- --------------------------------------------------------------------------------
Texas Utilities................................... 100  113  140  153  167  135
- --------------------------------------------------------------------------------
S&P 500 Index..................................... 100   97  126  136  150  152
- --------------------------------------------------------------------------------
Moody's 24 Utilities.............................. 100  105  135  141  155  132
- --------------------------------------------------------------------------------

                       APPROVAL OF ANNUAL INCENTIVE PLAN

  The Board of Directors of the Company has adopted an Annual Incentive Plan
(AIP) as described herein, subject to approval by the shareholders of the Company. The purpose of the Plan is to provide performance-based annual incentive compensation opportunities to officers who contribute significantly to the growth and success of the Company. The Board believes that the Plan is necessary in order to maintain a compensation program which will appropriately and competitively balance base salaries, annual incentives and long-term incentives. Approval of the AIP by the shareholders is required in order to allow the Company to fully deduct for federal income tax purposes compensation provided under the AIP to its most highly compensated officers.

  The individuals eligible to participate in the AIP will be the officers of the Company and its subsidiaries with a title of Vice President or above (currently 34 persons), including those persons named in the Summary Compensation Table. The Plan will be administered by the Organization and Compensation Committee of the Board of Directors, which is responsible for the establishment of levels of executive compensation and which consists entirely of non-employee directors of the Company.

  Under the terms of the AIP, target incentive awards ranging from 35% to 50% of base pay, and a maximum award of 100% of base pay, are established for each calendar year. The percentage of the target or the maximum actually awarded, if any, is dependent upon the attainment of per share net income goals established in advance by the Committee as well as the Committee's evaluation of the participants' and the Company's performance.

  The evaluation of each individual participant's performance is based upon individual and business unit objectives. The Company's performance is evaluated compared to the ten largest electric utility companies and/or the electric utility industry. Specific Company performance measures to be considered by the Committee in its evaluation include total return to shareholders and return on invested capital, as well as other measures relating to competitiveness, service quality and employee safety. Based upon the Committee's evaluation of individual and Company performance, grades, which generally correlate to exceeding, meeting or failing to meet expectations, are assigned by the Committee. The combination of such individual and Company grades, together with the Committee's evaluation of the competitive level of total direct compensation which is appropriate for such grades, determines the amount actually awarded. This evaluation process will be used by the Committee to establish the actual awards which, depending upon the achievement of per share net income goals, may be equal to or less than the maximum or target award levels.

  One-half of any amount awarded is paid in cash and will take the place of previously provided discretionary cash bonuses. The remaining one-half of any amount awarded is invested by a trustee in the common stock of the Company. Such shares of common stock, including those acquired with reinvested dividends, will be sold by the trustee at the end of the third year following the date of award and the proceeds of such sales will be distributed to the participant. Amounts awarded under the AIP which are invested in common stock will take the place of incentive awards previously provided under the Deferred and Incentive Compensation Plan.

  Assuming that shareholder approval is obtained, the Company expects that awards under the AIP will be fully deductible for federal income tax purposes. In order to comply with the requirements of Section 162(m) of the Code, which limits such deductions, $1,000,000 has been established as the maximum amount which may be awarded under the AIP in any year to any participant. Because elements of the awards under the AIP are within the discretion of the Committee and depend upon individual and Company performance, payments that would have been received by participants in the last fiscal year if the AIP had been in effect, and payments that will be received by participants in the future, are not presently determinable.

  The Board may amend, suspend or terminate the AIP at any time; however, any amendment which changes the material terms of the performance goals or increases the maximum amount payable under the Plan will be subject to the shareholder approval requirements of Section 162(m) of the Code in order for the Company to be able to deduct awards under the Plan for federal income tax purposes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ANNUAL INCENTIVE PLAN.

                             SELECTION OF AUDITORS

  The Audit Committee has nominated to the Board of Directors for its consideration the firm of Deloitte & Touche LLP to act as independent auditors for the Company for the year 1995 and, subject to the approval of shareholders at the annual meeting, the Board has selected that firm to audit the books of account and records of the Company and to make a report thereon to the shareholders. The persons named in the proxy will, unless otherwise instructed thereon, vote your shares in favor of the following resolution which will be submitted for consideration:

    RESOLVED that the selection of the firm of Deloitte & Touche LLP, independent auditors, to audit the books of account and records of the Company for the year 1995, to make a report thereon "To the Shareholders of Texas Utilities Company," and to perform other services, be, and it hereby is, approved.

  The firm of Deloitte & Touche LLP, independent auditors, has been the outside auditors for the Company since its organization in 1945 and for certain of the subsidiaries since 1932, including the last fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF AUDITORS.

                                 OTHER BUSINESS

  Other than as stated herein, the Board of Directors does not intend to bring any business before the meeting and it has not been informed of any matters that may be presented to the meeting by others. However, if any other matters properly come before the meeting, it is the intent of the Board of Directors that the persons named in the proxy will vote pursuant to the proxy in accordance with their judgment in such matters.

  Dated: April 3, 1995.


             WHETHER OR NOT YOU WILL BE ABLE TO ATTEND THE MEETING,
            PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY PROMPTLY.

                                      LOGO
- --------------------------------------------------------------------------------

NOTICE OF
ANNUAL MEETING
OF SHAREHOLDERS
AND
PROXY STATEMENT
- --------------------------------------------------------------------------------

TIME:
FRIDAY, MAY 19, 1995, AT 9:30 A.M.

PLACE:
GRAND BALLROOM
HARVEY HOTEL/DOWNTOWN
LIVE OAK AND OLIVE STREETS
DALLAS, TEXAS 75201

 Whether or not you will be able
 to attend the meeting, please
 sign and return the enclosed
 proxy promptly so that you may
  be represented at the meeting.

P

R                  [TEXAS UTILITIES COMPANY LOGO APPEARS HERE]

O                                 ENERGY PLAZA
                               1601 Bryan Street
X                            Dallas, TX 75201-3411

Y

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints J.S. Farrington and Erle Nye, and each of them, Proxies with power to appoint a substitute, and hereby authorizes them to represent and to vote all shares of common stock of Texas Utilities Company held of record by the undersigned on March 20, 1995 at the annual meeting of shareholders of the Company to be held in the Grand Ballroom of the Harvey Hotel/Downtown, Live Oak and Olive Streets, Dallas, Texas, on Friday, May 19, 1995, and at any adjournments thereof, and to vote, as directed on the reverse side of this card, on all specified matters coming before said meeting, and in their discretion, upon such other matters not specified as may come before said meeting.

     Election of Directors

     NOMINEES: JACK W. EVANS, J.S. FARRINGTON, BAYARD H. FRIEDMAN, WILLIAM M.
               GRIFFIN, KERNEY LADAY, MARGARET N. MAXEY, JAMES A. MIDDLETON, ERLE NYE, CHARLES R. PERRY, HERBERT H. RICHARDSON

- -------------------------------------------------------------------------------

[X] Please mark your        This proxy when properly executed will be voted in
    votes as in this        the manner directed herein. If no direction is made,
    example.                this proxy will be voted FOR Items 1, 2 and 3.

- -------------------------------------------------------------------------------
DIRECTORS RECOMMEND A VOTE FOR ALL NOMINEES AND FOR ITEMS 2 and 3.
- -------------------------------------------------------------------------------
1. Election of Directors:    2. Approval of Annual     3. Approval of Auditors-
   (see reverse)                Incentive Plan            Deloitte & Touche LLP

     FOR       WITHHELD        FOR  AGAINST  ABSTAIN     FOR  AGAINST  ABSTAIN

     [_]         [_]           [_]    [_]      [_]       [_]    [_]      [_]

For, except vote withheld from the following nominee(s):

- --------------------------------------------------------

- -------------------------------------------------------------------------------
                                NOTE: Please sign names exactly as printed hereon. Joint owners should each sign. In signing as attorney, administrator, executor, guardian or trustee, please give full title as such. Receipt is acknowledged of the Annual Report of the Company for 1994, notice of meeting and proxy statement.

                                DATE
                                    -------------------------------------------


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